EWELLNESS HEALTHCARE CORPORATION AND EVOLUTION PHYSICAL THERAPY, INC. COOPERATIVE OPERATING AGREEMENT

OPERATING AGREEMENT

THIS COOPERATIVE OPERATING AGREEMENT (hereinafter “COA”), is made and entered into effective April 1, 2015, by and among: eWellness Healthcare Corporation (hereinafter “EWC”), a Nevada corporation located at 11825 Major Street, Culver City, California 90230 and Evolution Physical Therapy, Inc. (hereinafter “EPT”), a California corporation located at 11825 Major Street, Culver City, California 90230 (collectively referred to in this agreement as the “Parties”). The purpose of this operating agreement is to allow EPT to offer EWC’s telemedicine exercise platform known as www.phzio.com to selected physical therapy patients of EPT. This COA is not a software or intellectual property licensing agreement and does not provide any rights or ownership of the www.phzio.com platform or EWC’s business methods to EPT. The term of this agreement is 5 years with an automatic renewal for an additional 5 years upon consent by both Parties. The extent of this Operating Agreement becomes null and void and shall be renegotiated if Darwin Fogt is no longer positioned as CEO of EWC during this term.

SECTION 1

OPERATING CAPITAL ADVANCES

1.1    Operating Capital Advances. EWC agrees to provide Operating Capital Advances (hereinafter “OCA”) to EPT in order for EPT to operate EWC telemedicine platform www.phzio.com and to offer it to selected physical therapy patients of EPT’s. EWC shall advance the requested capital, via a written Capital Advance Request (hereinafter “CAR”) from EPT to EWC. EWC will make its best efforts to provide the requested capital within 5 business days of the receipt of any CAR by EPT. No interest will be charged by EWC for any CAR advances. CAR requests can be made to EWC by EPT for the specific following uses specifically associated with operating the www.phzio.com platform and associated physical therapy treatments: computer equipment, office and or facilities monthly rental payments, physical therapist (hereinafter “PT”) and or physical therapy assistant, (hereinafter “PTA”), administrative staff, patient induction equipment, office supplies, utilities including: power, gas, telephone and internet services, parking and other associated operating costs. It is assumed that the operation of the www.phzio.com platform by EPT will generate positive cash flow within 90 days from the start of patient program inductions.

SECTION 2

ALLOCATION OF PROFITS AND LOSSES; DISTRIBUTIONS

2.1    Profits/Losses. For financial accounting and tax purposes, the net profits or net losses that are generated by EPT operating EWC’s www.phzio.com platform shall be determined on an monthly basis and shall be allocated to the Parties in proportion to the following formula: In consideration of EWC provisioning the phzio.com platform and for making the above noted OCA, EWC shall receive 75% of the Net Patient Insurance Reimbursements (hereinafter “NPIR”) associated with EPT operating EWC’s www.phzio.com platform and EPT shall receive 25% of the net patient insurance reimbursements. NPIR is calculated to be gross reimbursements received by EPT though the use of EWC’s www.phzio.com platform, less any costs associated with operations related to the www.phzio.com platform by EPT. The initial NPIR payments to EWC will be for the partial or repayments any CAR advances. Once the www.phzio.com platform becomes cash flow positive, EPT will remit to EWC on the 1st of each month a net profit/loss statement and all NPIR fees that are due to EWC by EPT. EWC may elect to allow EPT to retain some operating funds in order to smooth out any cash flow needs by EPT to operate the www.phzio.com platform.

SECTION 3

INITIAL OPERATING BUSINESS ASSUMPTIONS & CONFLICT OF INTEREST

3.1    Initial Business Operating Assumptions. The Parties have developed the following Initial Business Operating Assumptions (hereinafter “IBOA”), which created the basis for executing this COA. The IBOA assume that a majority of EPT www.phzio.com patients (at least for the initial year of operations) will have PPO insurance that will reimburse for in-office PT visits, and at least initially will not reimburse (insurance plans will be billed for the telemedicine visits regardless of weather they are reimbursed or not) for the www.phzio.com telemedicine visits. Thus, www.phzio.com patients will complete 3 on-line www.phzio.com and one in-office PT visits each week during the 26-week program. It is assumed that at a minimum, EPT initially anticipates that it can induct 80 new patients per month per www.phzio.com Program Induction Office (hereinafter “PIO”).

3.2    Best Effort by EPT and EWC. The Parties shall make a best-efforts to build the business set out in the IBOA. In the event that the business developed through this COA is significantly different than the IBOA, then the Parties can mutually agree to change certain provisions of this COA in order to keep the same dynamics in place for both Parties.

3.3    Conflicts of Interest Waiver. It is understood by the Parties that Darwin Fogt, MPT is the President & CEO of EWC and is President of EPT. Both Parties waiver this conflict of interest in cooperatively building the IBOA. It is acknowledged by both Parties that due to this conflict and other issues the percentage of the NPIR is significantly higher for EWC than is anticipated to be earned with other third parties PT firms that EWC may cooperate with in the future.

SECTION 4

INDEMNIFICATION

4.1    Indemnification. The Parties shall indemnify any person who was or is a party defendant or is threatened to be made a party defendant, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the Parties) by reason of the fact that he is or was a Party of the Parties, Manager, employee or agent of the Parties, or is or was serving at the request of the Parties, against expenses (including attorney’s fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the Parties determine that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Parties, and with respect to any criminal action proceeding, has no reasonable cause to believe his/her conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of “no lo Contendere” or its equivalent, shall not in itself create a presumption that the person did or did not act in good faith and in a manner which he reasonably believed to be in the best interest of the Parties, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his/her conduct was lawful. EPT agrees to add EWC under its indemnity insurance policies.

SECTION 5

GENERAL PROVISIONS

5.1    Amendments. Amendments to this Agreement may be proposed by any Party. A proposed amendment will be adopted and become effective as an amendment only on the written approval of all of the Parties.

5.2    Governing Law. This Agreement and the rights and obligations of the parties under it are governed by and interpreted in accordance with the laws of the State of California (without regard to principles of conflicts of law).

5.3    Entire Agreement; Modification. This Agreement constitutes the entire understanding and agreement between the Parties with respect to the subject matter of this Agreement. No agreements, understandings, restrictions, representations, or warranties exist between or among the Parties other than those in this Agreement or referred to or provided for in this Agreement. No modification or amendment of any provision of this Agreement will be binding on any Party unless in writing and signed by all the Parties.

5.4    Attorney Fees. In the event of any suit or action to enforce or interpret any provision of this Agreement (or that is based on this Agreement), the prevailing party is entitled to recover, in addition to other costs, reasonable attorney fees in connection with the suit, action, or arbitration, and in any appeals. The determination of who is the prevailing party and the amount of reasonable attorney fees to be paid to the prevailing party will be decided by the court or courts, including any appellate courts, in which the matter is tried, heard, or decided.

5.5    Further Effect. The parties agree to execute other documents reasonably necessary to further effect and evidence the terms of this Agreement, as long as the terms and provisions of the other documents are fully consistent with the terms of this Agreement.

5.6    Severability. If any term or provision of this Agreement is held to be void or unenforceable, that term or provision will be severed from this Agreement, the balance of the Agreement will survive, and the balance of this Agreement will be reasonably construed to carry out the intent of the parties as evidenced by the terms of this Agreement.

5.7    Captions. The captions used in this Agreement are for the convenience of the parties only and will not be interpreted to enlarge, contract, or alter the terms and provisions of this Agreement.

5.8    Notices. All notices required to be given by this Agreement will be in writing and will be effective when actually delivered or, if mailed, when deposited as certified mail, postage prepaid, directed to the addresses first shown above for each Party or to such other address as a Party may specify by notice given in conformance with these provisions to the other Parties.

IN WITNESS WHEREOF, the parties to this Agreement execute this Cooperative Operating Agreement as of the date and year first above written.

PARTIES:

eWellness Healthcare Corporation
Douglas C. MacLellan, Chairman	Signature

Evolution Physical Therapy, Inc.
Darwin Fogt, MPT	Signature